Exhibit 99.1

News from Xerox Holdings Corporation	Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Xerox Appoints John Bruno as President and Chief Operating Officer

NORWALK, Conn, Nov. 14, 2022, -- Xerox Holdings Corporation (NASDAQ: XRX) today announced the appointment of John Bruno as President and Chief Operating Officer. Bruno joins the team following Steven Bandrowczak’s promotion to Chief Executive Officer earlier this year. In this role, John will partner closely with the CEO and leadership team to shape the company's global strategy and will be accountable for operating model advancements to improve company performance. He will also oversee global offerings, service delivery, marketing, manufacturing, supply chain, procurement, information technology, and Xerox's IT services business unit.

“John brings decades of business, technology, and operations leadership experience at Fortune 500 companies across a wide range of industries that are applicable to the direction we’re taking Xerox,” said Steven Bandrowczak, chief executive officer at Xerox. “John’s expertise will help advance our client-centric operating model and enable us to create an even better overall customer experience.”

Bruno comes to Xerox after seven years with Aon, where he most recently served as Chief Operating Officer and Chief Executive Officer of Data & Analytic Services. Throughout his 30-year career, John has held senior leadership positions with NCR Corporation, United Parcel Service, Cisco Systems, Merrill Lynch, and Goldman Sachs, among others.

“I’m honored to take on this role and partner with Steve and this talented leadership team as Xerox’s President & Chief Operating Officer,” said Bruno. “I look forward to working with all of my new Xerox colleagues worldwide to ensure we are innovating operationally to delight our customers and deliver the current and future essential workplace technologies they expect from Xerox.”

About Xerox Holdings Corporation (NASDAQ: XRX)

For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we've expanded into software and services to sustainably power today's workforce. From the office to industrial environments, our differentiated business solutions and financial services are designed to make every day work better for clients — no matter where that work is being done. Today, Xerox scientists and engineers are continuing our legacy of innovation with disruptive technologies in digital transformation, augmented reality, robotic process automation, additive manufacturing, Industrial Internet of Things and cleantech. Learn more at xerox.com.

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Media Contact:

Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

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News from Xerox Holdings Corporation	Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

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